SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

          ---------------------------------------------




                            FORM 8-K



                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934




                          July 9, 1997
                 -------------------------------
                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
     ------------------------------------------------------
       (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
       ----------              ------           ----------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                    Tacoma, Washington 98477
        -----------------------------------------------
            (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area code:
                         (253) 924-2345

Item 5.  Other Events

On July 8, 1997, Weyerhaeuser Company issued the following press release:


"FEDERAL WAY, Wash. - Weyerhaeuser Company and Nippon Paper
Industries Co., Ltd. today announced the signing of a memorandum of understanding restructuring their North Pacific Paper
Corporation (NORPAC) joint venture.

Under the agreement, Weyerhaeuser and Nippon Paper each will own 50 percent of NORPAC. Weyerhaeuser currently owns 80 percent of the joint venture with Nippon Paper holding the remaining 20 percent interest. Marketing responsibilities are unchanged.

The agreement is subject to several contingencies, including approval by the boards of each company. Terms were not disclosed.

Founded in 1976, NORPAC makes high-quality newsprint for newspaper publishers and printers in the western United States and Japan. Although Weyerhaeuser is the majority owner of the venture, both companies share management responsibility and have gradually moved towards equal ownership. In 1989, Nippon Paper increased its ownership from 10 percent to 20 percent.

Weyerhaeuser Company is one of the largest integrated forest product companies in the world. Its principal segments are timberlands and wood products; pulp, paper and packaging; and real estate. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It also is one of North America's largest recyclers of office wastepaper, newspaper and corrugated boxes.

Nippon Paper Industries Co., Ltd., headquartered in Tokyo, Japan, also is one of the largest integrated pulp and paper manufacturers in the world. It is involved in the production and sales of products ranging from newsprint, coated and uncoated wood-free paper, information and specialty paper, publication-grade paper to Kraft pulp, chemical products and building materials."


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            WEYERHAEUSER COMPANY

                                     By     /s/  K.  J.  Stancato
                                            -----------------------------
                                     Its:   Vice President and Controller

Date:  July 9, 1997